Exhibit 99.1
Verde Clean Fuels, Inc. Reports Q4 and FY 2025 Results

HOUSTON – March 27, 2026 - Verde Clean Fuels, Inc. (“Verde” or the "Company”) (NASDAQ: VGAS) announced today financial results for the fourth quarter and full year 2025.
“We remain focused on our revised strategy to deploy our technology while remaining extremely disciplined with our resources. Related to our revised strategy, we are also continuing to evaluate strategic alternatives that may be available to us, including a potential sale or merger," said George Burdette, CEO of Verde.
The Company ended the year 2025 with $57.2 million of cash and cash equivalents and no debt.
For the fourth quarter 2025, the Company recorded a net loss of $(6.6) million and diluted net loss per share of Class A common stock of $(0.17). For the year ended 2025, the Company recorded a net loss of $(14.1) million and diluted loss per share of Class A common stock of $(0.39). The Company’s net loss for both the fourth quarter and full year 2025 reflected ongoing general and administrative expenses and a non-cash, one time impairment charge of $3.9 million related to the Permian Basin project, which was suspended in February 2026.
About Verde Clean Fuels, Inc.
Verde owns an innovative and proprietary gas-to-liquids processing technology capable of converting low-value or stranded feedstocks into higher-value clean transportation fuels. Our synthesis gas (“syngas”)-to-gasoline plus (STG+®) process is designed to convert syngas, derived from a variety of feedstocks, including natural gas and biomass, into fully finished liquid fuels that require no additional refining. The STG+® technology is engineered for industrial-scale deployment and intended to be delivered in standardized modular units. Over $110 million has been invested in the development and demonstration of the STG+® technology since 2007, including the construction and operation of a demonstration plant that has completed over 10,000 hours of operation.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included herein, regarding the Company’s expectations and any future financial performance, the Company’s strategy, future operations, financial position, prospects, plans, goals and objectives of management are forward-looking statements. The words “could,” “should,” “would,” “will,” “aim,” “may,” “focus,” “believe,” “anticipate,” ”intend,” “estimate,” “expect,” “advance,” ”project,” “plan,” “potential,” "goal,” “strategy,” “proposed,” “positions,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of the Company, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, the Company disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. The Company cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. These risks and uncertainties include, but are not limited to: changes in general economic, financial, legal, regulatory, political, governmental and business conditions; changes in domestic and foreign markets and policies; the failure of the Company to deploy its technology; the failure of the Company to commercialize its technology for any reason; the failure of the Company to complete any transaction; the risks and uncertainties relating to the implementation of the Company’s strategy and the timing of any business milestone; and delays in acquisition, financing, construction and development of any potential project. Should one or more of the risks or uncertainties described herein and in any oral statements made in connection therewith occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. There may be additional risks that the Company presently does not know or that the Company currently believes are immaterial that could cause actual results to differ from those contained in the forward-looking statements. Additional information concerning these and other factors that may impact the Company’s expectations and projections can be found in the Company’s filings with the Securities and Exchange Commission (the “SEC”). The Company’s filings with the SEC are available publicly on the SEC’s website at www.sec.gov.

Contacts

Investor Relations:
Caldwell Bailey (ICR)
verdeIR@icrinc.com

VERDE CLEAN FUELS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		For The Year Ended December 31,
	(Unaudited)
(in thousands, except share and per share amounts)	2025	2024	2025	2024
General and administrative expenses	$3,083	$2,734	$11,927	$11,206
Research and development expenses	134	101	591	451
Impairment of property, plant and equipment	3,936	—	3,936	—
Total operating loss	7,153	2,835	16,454	11,657

Other (income)	(579)	(239)	(2,425)	(1,193)
Loss before income taxes	(6,574)	(2,596)	(14,029)	(10,464)
Income tax expense	(23)	65	106	51
Net loss	$(6,551)	$(2,661)	$(14,135)	$(10,515)
Net loss attributable to noncontrolling interest	$(3,255)	$(1,780)	$(7,177)	$(7,181)
Net loss attributable to Verde Clean Fuels, Inc.	$(3,296)	$(881)	$(6,958)	$(3,334)

Earnings per share
Weighted average Class A common stock outstanding, basic and diluted	18,836,078	6,336,078	17,842,927	6,286,033
Loss per share of Class A common stock	$(0.17)	$(0.14)	$(0.39)	$(0.53)

VERDE CLEAN FUELS, INC.
CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in thousands, except share and per share amounts)	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$57,215	$19,044
Restricted cash	100	100
Accounts receivable – other	145	226
Prepaid expenses and other current assets	466	804
Total current assets	57,926	20,174

Non-current assets:
Property, plant and equipment, net	62	1,096
Intellectual property and patented technology	1,925	1,925
Operating lease right-of-use assets, net	173	216
Deposits	161	161
Total non-current assets	2,321	3,398
Total assets	$60,247	$23,572

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$985	$734
Accrued liabilities	906	1,907
Operating lease liabilities	174	154
Other current liabilities	35	16
Total current liabilities	2,100	2,811

Non-current liabilities:
Operating lease liabilities	12	78
Total non-current liabilities	12	78
Total liabilities	2,112	2,889
Commitments and Contingencies

Stockholders’ equity
Class A common stock, par value $0.0001 per share, 22,049,621 and 9,549,621 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	2	1
Class C common stock, par value $0.0001 per share, 22,500,000 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	2	2
Additional paid in capital	64,070	37,503
Accumulated deficit	(34,215)	(27,257)
Noncontrolling interest	28,276	10,434
Total stockholders’ equity	58,135	20,683
Total liabilities and stockholders’ equity	$60,247	$23,572